SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2006

UNITED RENTALS, INC.

UNITED RENTALS (NORTH AMERICA), INC.

(Exact name of Registrants as Specified in their Charters)

Delaware	001-14387	06-1522496
Delaware	001-13663	06-1493538
(States or Other Jurisdiction of Incorporation)	(Commission file Numbers)	(IRS Employer Identification Nos.)

Five Greenwich Office Park, Greenwich, CT	06831
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (203) 622-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 22, 2006, United Rentals (North America), Inc. (“URNA”), a wholly owned subsidiary of United Rentals, Inc. (“United Rentals”), entered into a Stock Purchase Agreement (the “Agreement”) with HTS Acquisition, Inc. (“HTS Acquisition”), pursuant to which URNA agreed to sell to HTS all of the capital stock of United Rentals Highway Technologies, Inc., a Massachusetts corporation (“URHT Inc.”), and all of the limited partnership interests and general partnership interests in United Rentals Highway Technologies, L.P., a Texas limited partnership (“URHT LP” and, together with URHT Inc., the “Companies”). The Companies comprise United Rentals’ traffic control business. HTS Acquisition is an entity newly-formed by affiliates of private equity investors Wynnchurch Capital Partners II, L.P. and Oak Hill Special Opportunities Fund, L.P.

Under the terms of the Agreement, HTS Acquisition will pay URNA $85 million in cash, subject to certain working capital and other adjustments. The sale is subject to certain customary closing conditions, but is not conditioned upon receipt of any regulatory approvals or purchaser financing. The sale is expected to close in the first quarter of 2007.

In connection with the sale, URNA has agreed to indemnify HTS Acquisition for certain liabilities, including litigation and certain other liabilities existing at the closing of the sale and certain liabilities arising post-closing from facts and circumstances existing as of the closing. The indemnification does not extend to contracts of the traffic control business, which will remain with and be performed by the Companies post-closing. In general, the indemnification obligation terminates three years after closing or, if sooner, if and when the Companies undergo a subsequent change in control, and is subject to a $1 million deductible “basket” provision (other than in the case of indemnified liabilities known at closing) and certain cap provisions.

In support of the transaction, URNA has agreed that Wynne Systems, Inc., a wholly-owned subsidiary (“Wynne”), will enter into an agreement with the Companies at closing pursuant to which Wynne will license its RentalMan application and related software to the Companies for their continued use post-closing. In addition, URNA has agreed that at closing it will enter into a transition services agreement with the Companies to provide certain accounting, information technology, training and other services to the Companies for a post-closing period that is anticipated to range from three to six months. URNA has also agreed to maintain certain letters of credit in support of surety bonds issued by the Companies prior to closing in connection with projects of their traffic control business for a post-closing period lasting until the earlier of the end of 2008 or completion of the projects requiring the surety bonds.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached to this report as Exhibit 2.1 and is incorporated by reference herein.

Item 8.01. Other Events.

In connection with the Agreement described in this report, United Rentals on December 26, 2006 issued the press release attached hereto as Exhibit 99.1. Separately, United Rentals noted that the original equipment cost of assets associated with and being sold as part of the traffic control business is approximately $85 million.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibits are filed or furnished herewith:

Exhibit Number	Description of Exhibit
2.1*	Stock Purchase Agreement, dated as of December 22, 2006, between United Rentals (North America), Inc. and HTS Acquisition, Inc.

99.1	Press release, dated December 26, 2006

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. United Rentals, Inc. hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 26th day of December, 2006.

UNITED RENTALS, INC.

By:	/s/ Roger E. Schwed
Name:	Roger E. Schwed
Title:	Executive Vice President and General Counsel

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ Roger E. Schwed
Name:	Roger E. Schwed
Title:	Executive Vice President and General Counsel